Exhibit 99.5
EXECUTION VERSION
VOTING AGREEMENT
BY AND BETWEEN
IPC HOLDINGS, LTD.
AND
AQUILINE FINANCIAL SERVICES FUND L.P. AND
AQUILINE FINANCIAL SERVICES FUND (OFFSHORE) L.P.
Dated as of July 9, 2009

VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”) is entered into as of July 9, 2009, by and among IPC Holdings, Ltd., a Bermuda exempted company (“IPC”), and Aquiline Financial Services Fund L.P. and Aquiline Financial Services Fund (Offshore) L.P. (each a “Shareholder” and collectively, the “Shareholders”).
W I T N E S S E T H:
     WHEREAS, as of the date hereof, each Shareholder holds and is entitled to vote (or to direct the voting of) the number of common shares, par value $0.175 per share (the “Common Shares”), of Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), set forth opposite such Shareholder’s name on Schedule I hereto (such Common Shares, together with any other Common Shares the voting power over which is acquired by such Shareholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”).
     WHEREAS, Validus, Validus Ltd., a wholly-owned subsidiary of Validus (“Amalgamation Sub”), and IPC are concurrently entering into an Agreement and Plan of Amalgamation, dated as of the date hereof (the “Amalgamation Agreement”), pursuant to which IPC shall be amalgamated with Amalgamation Sub, with the resulting amalgamated company continuing thereafter (the “Amalgamation”);
     WHEREAS, Validus’ shareholders will be required to approve the issuance of Common Shares by Validus in connection with the Amalgamation; and
     WHEREAS, as an inducement to IPC’s willingness to enter into the Amalgamation Agreement, Shareholders are entering into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Amalgamation Agreement.
ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY
     Section 2.1 Agreement to Vote the Subject Shares. Each Shareholder hereby agrees that, during the Voting Period, at any duly called meeting of the shareholders of Validus (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of Validus, such Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all its Subject Shares in favor of a proposal to approve the issuance of Common Shares in connection with the acquisition of IPC by Validus pursuant to the Amalgamation.
     Section 2.2 Grant of Irrevocable Proxy. If requested by IPC, each Shareholder shall appoint IPC and any designee of IPC, and each of them individually, as such Shareholder’s proxy, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. Each Shareholder shall promptly cause a copy of this Agreement to be deposited with Validus at its principal place of business. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy. Each Shareholder affirms that any irrevocable proxy given in connection with, and in consideration of, the execution of the Amalgamation Agreement, shall be given to IPC by such Shareholder to secure the performance of the duties of such Shareholder under this Agreement. It is agreed that IPC (and its officers on behalf of IPC) will use the irrevocable proxy that may be granted by each Shareholder only in accordance with applicable Law and only if such Shareholder fails to comply with Section 2.1 and that, to the extent IPC (and its officers on behalf of IPC) uses any such irrevocable proxy, it will only vote the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.
     Section 2.3 Nature of Irrevocable Proxy. Any proxy granted pursuant to Section 2.2 to IPC by a Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder. Any proxy granted hereunder shall terminate upon the termination of this Agreement.
ARTICLE III
COVENANTS
     Section 3.1 Subject Shares.
     (a) Each Shareholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not, without IPC’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; or (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; provided, that such Shareholder may Transfer any of its Subject Shares or any interest contained therein to any affiliate of such Shareholder; provided; however, that (A) the effectiveness of any such Transfer shall be conditioned on the transferee agreeing in writing to be bound by the provisions of this Agreement and (B) any such Transfer shall not relieve Shareholder from any liability or obligations hereunder.
     (b) In the event of a share dividend or distribution, or any change in the Common Shares by reason of any share dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.
     Section 3.2 Shareholder’s Capacity; Shareholder Designees. All agreements and understandings made herein shall be made solely in a Shareholder’s capacity as a holder of the Subject Shares and not in any other capacity. For the avoidance of doubt, the parties acknowledge and that (i) each Shareholder is represented on Validus’ Board of Directors and agree that the designees of such Shareholder on Validus’ Board of Directors (each, a “Shareholder Designee”) shall be free to act in their capacities as directors of Validus solely in accordance with their duties to Validus and its shareholders, (ii) nothing herein shall prohibit or restrict any Shareholder Designee from taking any action in facilitation of the exercise of his or her fiduciary duties pursuant to Section 5.4 of the Amalgamation Agreement or otherwise and (iii) no action taken by a Shareholder Designee acting in his or her capacity as a director of Validus shall be deemed to be a breach by such Shareholder of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
Each Shareholder hereby represents and warrants to IPC, severally, but not jointly, as follows:
     Section 4.1 Due Organization. Such Shareholder is a corporation, limited liability company or partnership duly organized and validly existing under the Laws of the jurisdiction of its organization. Such Shareholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and (assuming the due authorization, execution and delivery by IPC) constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.
     Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Shareholder’s name the number of Common Shares over which Shareholder has record and beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the lawful owner of the Common Shares denoted as being owned by such Shareholder on Schedule I hereto and has the sole power to vote or cause to be voted such shares or shares power to vote or cause to be voted such shares solely with one or more other persons. As of the date hereof, such Shareholder does not own or hold any right to acquire any additional shares of any class of capital stock of Validus or other securities of Validus or any interest therein or any voting rights with respect to any securities of Validus other than the Subject Shares. Such Shareholder has good and valid title to the Common Shares denoted as being owned by such Shareholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, (ii) the Shareholder Agreement, dated as of December 12, 2005, among Validus, Shareholder and the other persons listed on the signature pages attached thereto or (iii) as set forth on Schedule I hereto.

     Section 4.3 No Conflicts. Other than compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Shareholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Subject Shares or its assets may be bound or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair such Shareholder’s ability to perform its obligations under this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF IPC
IPC hereby represents and warrants to each Shareholder as follows:
     Section 5.1 Due Organization, etc. IPC is a Bermuda exempted company duly organized and validly existing under the Laws of the jurisdiction of its organization. IPC has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by IPC have been duly authorized by all necessary action on the part of IPC. This Agreement has been duly executed and delivered by IPC and (assuming the due authorization, execution and delivery by the Shareholders) constitutes a valid and binding obligation of IPC, enforceable against IPC in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.
     Section 5.2 Conflicts. Other than compliance with the applicable requirements of the Exchange Act, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by IPC and the consummation by IPC of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by IPC, the consummation by IPC of the transactions contemplated hereby or compliance by IPC with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of IPC, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which IPC is a party or by which IPC or any of its assets may be bound or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to materially impair IPC’s ability to perform its obligations under this Agreement.

ARTICLE VI
TERMINATION
     Section 6.1 Termination. This Agreement shall automatically terminate, and none of IPC or the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (i) the mutual consent of IPC and each Shareholder; (ii) a duly called meeting of the shareholders of Validus (or an adjournment or postponement thereof) pursuant to which each Shareholder causes its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and votes or consents (or cause to be voted or consented), in person or by proxy, all its Subject Shares in favor of a proposal to approve the issuance of Common Shares in connection with the acquisition of IPC by Validus pursuant to the Amalgamation; and (iii) the date of termination of the Amalgamation Agreement in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s willful and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Publication. Each Shareholder hereby permits Validus and IPC to publish and disclose in any proxy statement (including all documents and schedules filed with the Securities and Exchange Commission) such Shareholder’s identity and ownership of Common Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.
     Section 7.2 Further Actions. Each of the parties hereto agrees to take any all actions and to do all things necessary or appropriate to effectuate this Agreement.
     Section 7.3 Fees and Expenses. Each of the parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Amalgamation Agreement.
     Section 7.4 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to IPC, to
IPC Holdings, Ltd.
29 Richmond Road
Pembroke HM 08
Bermuda
Attention: John R. Weale
Facsimile: +1 (441) 292-8085
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Andrew S. Rowen, Esq.
                  Melissa Sawyer, Esq.
Facsimile: +1 (212) 558-3588
If to any Shareholder:
Aquiline Capital Partners, LLC
C/o Validus Holdings Ltd.
19 Par-La-Ville Road
Hamilton, HM 11
Bermuda
Attention: C. Jerome Dill
                  Joseph E. (Jeff) Consolino
Facsimile: +1 (441) 278-9000
     Section 7.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 7.8 Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties.
     Section 7.9 Parties in Interest. Subject to Section 3.3, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.10 Interpretation. When reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “party” or “parties” in this Agreement mean IPC or any Shareholder, as the case may be. References to “person” in this Agreement mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof. References to “subsidiary” in this Agreement means, as to any person, any other person of which more than 50% of the effective voting power or equity or other ownership interests is directly or indirectly owned by such person. References to “affiliate” in this Agreement means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     Section 7.11 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of Bermuda, without giving effect to its principles or rules of conflict of Laws.
     Section 7.12 Specific Performance; Submission to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party irrevocably and unconditionally consents, agrees and submits to the jurisdiction of the Bermuda Supreme Court (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     Section 7.13 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between each Shareholder and IPC and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, each Shareholder (a) is entering into this Agreement solely on its own behalf and such Shareholder shall not have any liability (regardless of the legal theory advanced) for any breach of any similar agreement by any other shareholder of Validus and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. To Shareholder’s knowledge, such Shareholder is not affiliated with any other holder of Common Shares entering into a voting agreement with IPC in connection with the Amalgamation Agreement (other than the other Shareholders) and has acted independently regarding its decision to enter into this Agreement and regarding its investment in Validus.
     Section 7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.
(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, IPC and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

IPC HOLDINGS, LTD.
By:	/s/ John Weale
	Name:	John Weale
	Title:	President & Interim CEO

AQUILINE FINANCIAL SERVICES FUND L.P.
By:	/s/ Matthew J. Grayson
	Name:	Matthew J. Grayson
	Title:	Management Committee

AQUILINE FINANCIAL SERVICES FUND (OFFSHORE) L.P.
By:	/s/ Matthew J. Grayson
	Name:	Matthew J. Grayson
	Title:	Management Committee

[VOTING AGREEMENT]